This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-175929

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 24, 2011)

1,800,000 Shares

Limoneira Company

Common Stock

We are offering to sell 1,800,000 shares of our common stock, par value $0.01 per share, at a public offering price of $     per share. Our common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “LMNR.” The closing price of our common stock on NASDAQ on February 1, 2013 was $21.95 per share.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in our shares involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 16 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 as filed with the Securities and Exchange Commission and incorporated in this prospectus supplement and the accompanying prospectus by reference for certain risks and uncertainties you should consider.

	Per Share	Total
Public offering price	$	$
Underwriting discount.	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 270,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about February   , 2013.

Lead Book Running Manager

Janney Montgomery Scott

Co-Lead Manager

Roth Capital Partners

Co-Manager

Feltl and Company

The date of this prospectus supplement is February   , 2013

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering of our common stock and adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, and (2) the accompanying prospectus, which provides general information about our Company and common stock we may offer from time to time. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Incorporation by Reference.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

Our common stock is being offered for sale only in places where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

All references to “we,” “us,” “our,” “our Company,” “the Company,” or “Limoneira” in this prospectus supplement mean Limoneira Company, a Delaware corporation, and its wholly-owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.limoneira.com. Our website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be

S-ii

comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus are considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated herein. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. Other than those documents or the portions of those documents not deemed to be filed, this prospectus supplement incorporates by reference the documents listed below (Commission File No. 001-34755) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the offering of our common stock under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2012;
•	Current Report on Form 8-K filed February 1, 2013; and
•	The description of our common stock and rights agreement contained in our Registration Statement on Form 8-A filed on May 25, 2010, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Limoneira Company
1141 Cummings Road
Santa Paula, California 93060
Attn: Investor Relations
(Telephone: (805) 525-5541)

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “will,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein include:

•	changes in laws, regulations, rules, quotas, tariffs and import laws;
•	weather conditions, including freezes, that affect the production, transportation, storage, import and export of fresh produce;
•	market responses to industry volume pressures;
•	increased pressure from crop disease, insects and other pests;
•	disruption of water supplies or changes in water allocations;
•	product and raw materials supplies and pricing;
•	energy supply and pricing;
•	changes in interest and current exchange rates;
•	availability of financing for agriculture property acquisitions and land development activities;
•	political changes and economic crises;
•	international conflict;
•	acts of terrorism;
•	labor disruptions, strikes or work stoppages;
•	loss of important intellectual property rights; and
•	other factors disclosed in our public filings with the SEC.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement and in the documents we file with the SEC that are incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus supplement have been rounded and are, therefore, approximate. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

Limoneira Company

Overview

Limoneira Company was incorporated in Delaware in 1990 as the successor to several businesses with operations in California since 1893. We are an agribusiness and real estate development company founded and based in Santa Paula, California, committed to responsibly using and managing our approximately 8,246 acres of land, water resources and other assets to maximize long-term stockholder value. Our current operations consist of fruit production sales and marketing, real estate development and capital investment activities.

We are one of California’s oldest citrus growers. According to Sunkist Growers, Inc. (“Sunkist”), we are one of the largest growers of lemons in the United States and, according to the California Avocado Commission, one of the largest growers of avocados in the United States. In addition to growing lemons and avocados, we grow oranges and a variety of other specialty citrus and other crops. We have agricultural plantings throughout Ventura and Tulare Counties in California, which plantings consist of approximately 2,060 acres of lemons, 1,169 acres of avocados, 1,654 acres of oranges and 773 acres of specialty citrus and other crops. We also operate our own packinghouse in Santa Paula, California, where we process and pack lemons that we grow as well as lemons grown by others.

Our water resources include water rights, usage rights and pumping rights to the water in aquifers under, and canals that run through, the land we own and lease. Water for our farming operations is sourced from the existing water resources associated with such land, which includes rights to water in the adjudicated Santa Paula Basin (aquifer) and the un-adjudicated Fillmore, Santa Barbara and Paso Robles Basins (aquifers). We also use ground water and water from local water districts in Tulare County, which is in the San Joaquin Valley.

For more than 100 years, we have been making strategic investments in California agricultural and development real estate. As of the date of this prospectus supplement, we have five active real estate development projects in California. These projects include multi-family housing and single-family homes comprising approximately 200 completed units and another approximately 2,000 units in various stages of planning and entitlement.

Our principal executive offices are located at 1141 Cummings Road, Santa Paula, California 93060 and our telephone number is (805) 525-5541. We maintain a website at www.limoneira.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Limoneira is a registered trademark of Limoneira Company. The Limoneira logo is a registered stylized trademark of Limoneira Company.

Business Segment Summary

We have three business segments: agribusiness, rental operations and real estate development. Our agribusiness segment currently generates the majority of our revenue from its farming and lemon packing and sales operations; our rental operations segment generates revenue from our residential and commercial rentals, leased land operations and organic recycling; and our real estate development segment generates revenue from the sale of real estate projects and development. Generally, we see the Company as a land and farming company that generates annual cash flows to support its progress into diversified real estate development activities. As real estate development projects are monetized, our agribusiness will then be able to expand more rapidly into new regions and markets.

Agribusiness

We are one of California’s oldest citrus growers and one of the largest growers of lemons and avocados in the United States and, as a result, our agribusiness segment is the largest of our three segments, representing approximately 93%, 88% and 87% of our fiscal year 2012, 2011 and 2010 consolidated revenues, respectively. Prior to November 1, 2010, most of our lemons, including our packinghouse branded lemons, such as Santa® and Paula®, were marketed and sold under the Sunkist brand primarily through Sunkist, an agricultural marketing cooperative. Effective November 1, 2010, we terminated a license agreement with Sunkist, which provided for the marketing and sale of our lemons by Sunkist, and began to market and sell our lemons directly to our food service, wholesale and retail customers throughout the United States, Canada, Asia, Australia and certain other international markets. Our specialty citrus and other crops are processed and sold through Sunkist and other packinghouses.

Historically our agricultural operations have been seasonal in nature with the least amount of our annual revenue being generated in our first quarter, increasing in the second quarter, peaking in the third quarter and declining in the fourth quarter. Growing costs in our agribusiness segment tend to be higher in the first and second quarters and lower in the third and fourth quarters because of the timing of expensing cultural costs in the current year that were inventoried in the prior year. Our harvest costs generally increase in the second quarter and peak in the third quarter coinciding with the increasing production and revenue.

Fluctuations in price are a function of global supply and demand with weather conditions, such as unusually low or high temperatures, typically having the most dramatic effect on the amount of lemons supplied in any individual growing season. We believe we have a competitive advantage by operating our own lemon packing operation, even though a significant portion of the costs related to our lemon packing operations are fixed. As a result, cost per carton is a function of fruit throughput. While we regularly monitor our costs for redundancies and opportunities for cost reductions, we also supplement the number of lemons we pack in our packinghouse with additional lemons from third-party growers. Because the fresh utilization rate for our lemons, or percentage of lemons we harvest and pack that go to the fresh market, is directly related to the quality of lemons we pack and, consequently, the price we receive per 40-pound box, we only pack lemons from third-party growers if we determine their lemons are of high quality.

Our avocado producing business is important to us yet nevertheless faces some constraints on growth as there is little additional land that can be cost-effectively acquired to support new avocado orchards in Southern California. Also, avocado production is cyclical as avocados typically bear fruit on a bi-annual basis with large crops in one year followed by smaller crops the next year. While our avocado production remains volatile, the profitability and cash flow realized from our avocados frequently offsets occasional losses in other crops we grow and helps to diversify our fruit production base. We provide all of our avocado production to Calavo Growers, Inc. (“Calavo”), a packing and marketing company listed on the NASDAQ Global Select Market under the symbol “CVGW.” Calavo’s customers include many of the largest retail and food service companies in the United States and Canada. Our marketing relationship with Calavo dates back to 2003. Calavo receives fruit from our orchards at its packinghouse located in Santa Paula, California. Our avocados are packed by Calavo, sold and distributed under its own brands to its customers primarily in the United States and Canada.

In addition to growing lemons and avocados, we also grow oranges and specialty citrus and other crops, typically utilizing land not suitable for growing high quality lemons. We regularly monitor the demand for the fruit we grow in the ever-changing marketplace to identify trends. For instance, while per capita consumption of oranges in the United States has been decreasing since 2000 primarily as a result of consumers increasing their consumption of mandarin oranges and other specialty citrus, the international market demand for U.S. oranges has increased. As a result, we have focused our orange production on high quality late season Navel and Valencia oranges primarily for export to Japan, China and South Korea, which are typically highly profitable niche markets. We produce our specialty citrus and other crops in response to consumer trends we identify and believe that we are a leader in the niche production and sale of certain of these high margin fruits. Because we carefully monitor the respective markets of specialty citrus and other crops, we believe that demand for the types and varieties of specialty citrus and other crops that we grow will continue to increase throughout the world. While Sunkist no longer markets and sells our lemons, it continues to market and sell our oranges under the Sunkist brand to the food service industry, wholesalers and retail operations throughout the world. As an agricultural cooperative, Sunkist coordinates the sales and marketing of our oranges and orders are processed by a packinghouse for direct shipment to customers. We typically partner with outside packers to process and ship our oranges.

Rental Operations

Our rental operations segment includes our residential and commercial rentals, leased land operations and organic recycling. We own and maintain approximately 200 residential housing units located in Ventura and Tulare Counties that we lease to employees, former employees and non-employees. We own several commercial office buildings and a multi-use facility consisting of a retail convenience store, gas station, car wash and quick-serve restaurant. These properties generate reliable cash flows which we use to partially fund the operating costs of our business and provide affordable housing for many of our employees and the community. As of October 31, 2012, we lease approximately 610 acres of our land to third party agricultural tenants who grow a variety of row crops such as strawberries, raspberries, celery and cabbage. Our leased land business typically provides us with a profitable method to diversify the use of our land.

With the help of our tenant Agromin, a manufacturer of premium soil products and a green waste recycler located in Oxnard, California, we have created and implemented an organic recycling program. Agromin provides green waste recycling for cities in Santa Barbara, Los Angeles and Ventura Counties. We worked with Agromin to develop an organic recycling facility on our land in Ventura County, to receive green materials (lawn clipping, leaves, bark, plant materials) and convert such material into mulch that we spread throughout our agricultural properties to help curb erosion, improve water efficiency, reduce weeds and moderate soil temperatures. We receive a percentage of the gate fees Agromin collects from regional waste haulers and enjoy the benefits of the organic material.

The rental operations segment represented approximately 6%, 7% and 7% of our fiscal 2012, 2011 and 2010 consolidated revenues, respectively. Revenue from our rental operations segment is generally level throughout the year.

Real Estate Development

For more than 100 years, we have been making strategic real estate investments in California agricultural and developable real estate. Our current real estate developments include developable land parcels, multi-family housing and single-family homes with approximately 2,000 units in various stages of planning and development.

Our real estate development segment represented approximately 1%, 5% and 6% of our consolidated revenues in fiscal years 2012, 2011 and 2010, respectively. We recognize that long-term strategies are required for successful real estate development activities. We plan to redeploy any financial gains into other income producing real estate as well as additional agricultural properties.

The Offering

Shares offered by us in this offering.
1,800,000 shares of common stock (or 2,070,000 shares of common stock if the underwriters exercise their over-allotment option in full)
Shares outstanding after this offering
13,037,085 shares of common stock (or 13,307,085 shares of common stock if the underwriters exercise their over-allotment option in full)
Use of proceeds
We estimate that our net proceeds from the sale of the shares in this offering will be $ million (or $ million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and our estimated public offering costs. We intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of debt, real estate development and agricultural acquisitions. As of October 31, 2012, the interest rate of our outstanding debt varies from 1.71% to 5.13%. Such debt matures on June 2018 through October 2035. See “Use of Proceeds” for more information about the use of the proceeds of this offering.
NASDAQ Global Market symbol
LMNR
Dividend and distribution policy
We expect to continue to pay quarterly dividends at a rate similar to fourth quarter of 2012, which was $0.0375 per share, to the extent permitted by our business and other factors beyond management’s control.
Risk factors
Investing in our common stock involves risks. See “Risk Factors” and read this prospectus supplement carefully before making an investment decision with the respect to our common stock or the Company.

The number of shares of common stock to be outstanding after this offering is based on the shares of common stock outstanding as of January 31, 2013. If the over-allotment option is exercised in full, we will issue and sell an additional 270,000 shares of common stock. The number of shares of common stock to be outstanding after this offering does not include 897,280 shares reserved for future issuance under our Amended and Restated 2010 Omnibus Incentive Plan or shares which may be issued upon conversion of our outstanding Series B Convertible Preferred Stock. For additional information regarding our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Summary Financial Data

The following selected financial data are derived from our audited consolidated financial statements. The information set forth below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012.

Balance Sheet Data	Years Ended October 31,
	2012	2011	2010
Assets
Current assets	$9,387,000	$6,452,000	$7,393,000
Property, plant and equipment, net	53,380,000	49,187,000	53,283,000
Real estate development	77,772,000	72,623,000	68,412,000
Equity in investments	8,947,000	8,896,000	9,057,000
Investment in Calavo Growers, Inc.	15,701,000	15,009,000	14,564,000
Notes receivable – related parties	16,000	56,000	60,000
Notes receivable	2,296,000	2,123,000	2,154,000
Other assets	5,123,000	4,682,000	4,515,000
Total Assets	$172,622,000	$159,028,000	$159,438,000
Liabilities and Stockholders' Equity
Current liabilities	$11,604,000	$6,789,000	$6,338,000
Long-term liabilities	108,316,000	100,187,000	101,004,000
Stockholders' equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at October 31, 2012 and 2011) (8.75% coupon rate)	3,000,000	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: -0- issued or outstanding at October 31, 2012 and 2011)	—	—	—
Common Stock – $.01 par value (19,900,000 shares authorized: 11,203,180 and 11,205,241 shares issued and outstanding at October 31, 2012 and 2011, respectively)	112,000	112,000	112,000
Additional paid-in capital	35,714,000	34,863,000	34,735,000
Retained earnings	16,398,000	14,980,000	15,044,000
Accumulated other comprehensive loss	(2,522,000)	(903,000)	(795,000)
Total stockholders' equity	52,702,000	52,052,000	52,096,000
Total Liabilities and Stockholders' Equity	$172,622,000	$159,028,000	$159,438,000

Income Statement Data	Years Ended October 31,
	2012	2011	2010
Total revenues	$65,828,000	$52,495,000	$54,284,000
Total costs and expenses	61,272,000	51,485,000	51,161,000
Operating income	4,556,000	1,010,000	3,123,000
Total other income (expense)	399,000	1,214,000	(3,217,000)
Income tax (provision) benefit	(1,978,000)	(707,000)	72,000
Equity in earnings of investments	173,000	81,000	345,000
Net income	$3,150,000	$1,598,000	$323,000
Basic and Diluted net income per share(1)	$0.26	$0.12	$0.01

(1)	Per share amounts have been adjusted for the ten-for-one stock split effected on March 24, 2010.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which includes impairments on real estate development assets, is an important measure to evaluate our results of operations between periods on a more comparable basis. The non-GAAP information provided is unique to us and may not be consistent with methodologies used by other companies. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. See Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for a description of those line items in detail. EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Years Ended October 31,
	2012	2011	2010
Net income	$3,150,000	$1,598,000	$323,000
Total interest (income) expense, net	(335,000)	619,000	3,506,000
Income taxes	1,978,000	707,000	(72,000)
Depreciation and amortization	2,131,000	2,207,000	2,337,000
EBITDA	6,924,000	5,131,000	6,094,000
Impairments of real estate development assets	—	1,196,000	2,422,000
Adjusted EBITDA	$6,924,000	$6,327,000	$8,516,000

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as supplemented by the discussion below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our common stock could decline, we may be unable to pay distributions on our common stock and you could lose all or part of your investment.

The value of our common stock could be volatile and may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common stock and our ability to raise capital through future equity financings.

The overall market and the price of our common stock may fluctuate greatly and we cannot assure you that you will be able to resell shares at or above market price. The trading price of our common stock may be significantly affected by various factors, including:

•	quarterly fluctuations in our operating results;
•	changes in investors’ and analysts’ perception of the business risks and conditions of our business;
•	our ability to meet the earnings estimates and other performance expectations of financial analysts or investors;
•	unfavorable commentary or downgrades of our stock by equity research analysts;
•	fluctuations in the stock prices of our peer companies or in stock markets in general;
•	changes in regulation or tax law;
•	operating performance of companies comparable to us; and
•	general economic or political conditions.

Concentrated ownership of our common stock creates a risk of sudden change in our share price.

As of January 31, 2013, our directors and executive officers beneficially owned or controlled approximately 13.1% of our common stock. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large stockholders of a significant portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of any significant amount of additional shares of our common stock will have the immediate effect of increasing the public float of our common stock and any such increase may cause the market price of our common stock to decline or fluctuate significantly.

Our charter documents contain provisions that may delay, defer or prevent a change of control.

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•	division of our board of directors into three classes, with each class serving a staggered three-year term;

•	removal of directors by stockholders holding a supermajority of two-thirds of the outstanding shares;
•	ability of the board of directors to authorize the issuance of preferred stock without stockholder approval; and
•	prohibitions on our stockholders that prevent them from acting by written consent and limitations on calling special meetings.

We have broad discretion in using the net proceeds of this offering. Our failure to effectively use these proceeds could adversely affect our ability to earn profits.

We will receive net proceeds in this offering of approximately $     million. We intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of debt, real estate development and agricultural acquisitions. If we fail to effectively use our working capital or strengthen our balance sheet, our ability to earn profits could be adversely affected.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we expect to issue 1,800,000 shares of common stock (or up to 2,070,000 shares of common stock if the underwriters exercise their over-allotment option in full). The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible securities, will dilute the ownership interest of our stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Our common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests and do not constitute indebtedness. As such, the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceeding.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board, and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 1,800,000 shares of common stock in this offering will be approximately $     million (or approximately $     million if the underwriters’ over-allotment option is exercised in full), based on the public offering price of $     per share and after deducting underwriting discounts of approximately $     million (or approximately $     million if the underwriters’ over-allotment option is exercised in full), and estimated public offering costs of approximately $     million.

We intend to use the net proceeds from this offering for general corporate purposes, which may include:

•	repayment of debt;
•	real estate development, including development activities related to the development of our East Area I property in Ventura County, California; and
•	future acquisitions of agricultural properties consistent with our business strategy.

As of October 31, 2012, the interest rate of our outstanding debt varies from 1.71% to 5.13%. Such debt matures on June 2018 through October 2035. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock sold in the offering exceeds the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our net tangible book value as of October 31, 2012 was $51.0 million, or $4.55 per share. After giving effect to the receipt of approximately $ of estimated net proceeds from our sale of shares of common stock in this offering at an offering price of $     per share, our net tangible book value as of October 31, 2012 would have been $     , or $     per share. This represents an immediate increase in net tangible book value of $     per share to our existing stockholders and an immediate dilution of $     per share to new investors purchasing shares of common stock in the offering. The following table illustrates this substantial and immediate per share dilution to new investors.

Offering Price	$
As adjusted net tangible book value after this offering	$
Dilution in as adjusted book value to new investors	$

The number of shares of common stock shown above to be outstanding after this offering is based on 11,237,085 shares outstanding as of January 31, 2013 and excludes 897,280 shares of common stock reserved for future issuance under our Amended and Restated 2010 Omnibus Incentive Plan and shares which may be issued upon conversion of our outstanding Series B Convertible Preferred Stock.

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share after the offering would be $     per share, the increase in the pro forma net tangible book value per share to the existing stockholders would be $     per share and the dilution to new investors purchasing common stock in this offering would be $     per share.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective and proposed U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, “controlled foreign corporations”, “passive foreign investment companies”, dealers in securities or currencies, expatriates, persons deemed to sell our common stock under the constructive sale provisions of the Code, and persons that have elected to mark securities to market or who hold our common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws or considerations under the unearned medicare contribution tax.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common stock.

For purposes of this summary, a “non-U.S. holder” or “non-U.S. person” means a person (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;
•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate with income that is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership that is not formed under the laws of the United States or a state or the District of Columbia is a non-U.S. holder for purposes of the discussion in “Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” below. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

If you are a non-U.S. holder (including for this purpose, a partnership) that is not an individual, you may be subject to a 30% withholding tax even if you are eligible to claim the benefits of a tax treaty if you do not comply with certain information reporting, due diligence and certification rules, discussed below under “Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities.”

If dividends we pay to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain that you recognize on a disposition of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or, in certain cases involving individual holders, a fixed base that you maintain in the United States);
•	you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, and you are ineligible for any treaty exemption.

“Effectively connected” gains described in the first bullet point are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. A non-U.S. holder described in the second bullet point above generally will be subject to a flat 30% tax (for such reduced rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which gain may be offset by U.S.-source capital loss.

We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of our common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership, an estate, or a trust, Form W-8IMY (if applicable), together with any other relevant documents, certifying that the non-U.S. holder and each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or
•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations or you otherwise establish an exemption.

However, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or
•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person (including a foreign branch or office of such person);
•	a “controlled foreign corporation” for U.S. federal income tax purposes;
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or
•	a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30%withholding tax on dividend payments and proceeds of sale of stock for payments made to certain non-U.S holders that are entities (including for this purpose, a partnership) if the entity does not comply with certain U.S. information reporting (related to direct and indirect United States owners and/or United States accountholders), due diligence and certification requirements. Under recently-issued final Treasury Regulations, withholding will only be required (i) with respect to payments of dividends in respect of securities such as shares of our common stock made on or after January 1, 2014 and (ii) with respect to other “withholdable payments” (including payments of gross proceeds from a sale or other disposition of such stock) made on or after January 1, 2017. Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement dated February   , 2013, the underwriters named below have severally agreed to purchase from us the number of shares of common stock indicated in the following table. Janney Montgomery Scott LLC is acting as the book-running manager for this offering and as the representative of the underwriters.

Underwriters	Number of Shares
Janney Montgomery Scott LLC
Roth Capital Partners, LLC
Feltl and Company, Inc.
Total

The underwriters propose to offer shares of our common stock, directly to the public at the public offering price set forth on the cover page of this prospectus supplement. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $     per share. The underwriters may allow, and these selected dealers may reallocate, a concession of not more than $     per share to other brokers and dealers.

The underwriters’ obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase all of the shares of common stock that they have agreed to purchase under the underwriting agreement, other than those covered by the over-allotment option, if they purchase any shares.

Other than in the United States, no action has been taken by us or by the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sales of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus supplement are advised to inform themselves about and to observe any restrictions relating to this offering of shares of our common stock and the distribution of this prospectus supplement. This prospectus supplement is not an offer to sell nor a solicitation of any offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The representative of the underwriters has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount to be paid to the underwriters by us.

	Total without Over-Allotment	Total with Full Exercise of Over-Allotment
Total underwriting discount	$	$

We will pay all expenses of the offering that we incur. We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $    . We will also reimburse the underwriters up to $80,000 for certain out-of-pocket expenses incurred by them in connection with this offering.

Over-allotment Option

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 270,000 additional shares of our common stock at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus supplement. The underwriters may exercise the option to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, as long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock approximately proportionate to that underwriter’s initial commitment as indicated in the table above. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased pursuant to the option, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereby.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Lockup Agreements

We and each of our executive officers and directors and 5% or more stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days from the date of this prospectus supplement, without the prior written consent of the representative of the underwriters. There are no present agreements between the representative of the underwriters and us or any of our executive officers, directors or stockholders releasing us or them from these lock-up agreements prior to the expiration of the 90-day period other than with respect to our issuance of shares of common stock upon exercise by the underwriters of their over-allotment option.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, and, in either the case of clause (1) or (2) immediately above, the safe harbor pursuant to Rule 139 under the Securities Act is not available to the underwriters, the restrictions set forth above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The lock-up provisions do not prevent a stockholder from transferring such shares of common stock, (i) by gift, will or intestacy provided that the transferee or transferees agree to be bound by the same lock-up provisions; (ii) to a trust, corporation, limited liability company, partnership or other entity for the direct or indirect benefit of the undersigned or a member or members of the immediate family of the undersigned provided that any such transfer shall not involve a disposition for value; (iii) to any corporation, limited liability company, partnership or other entity of which all of the equity interest is owned by the undersigned or the immediate family of the undersigned or one or more entities described in (ii) above; (iv) pursuant to a sale of the Company or an offer to purchase 100% of the outstanding shares of common stock, whether pursuant to a merger, tender offer or otherwise, to a third party or group of third parties; (v) by operation of law or (vi) by transactions relating to shares of common stock acquired in open market transactions after completion of the offering; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock acquired in such open market transactions. In addition, the lock-up provisions do not prohibit the stockholder from (i) entering into a trading plan established in accordance with Rule 10b5-1 of the Exchange Act provided that no sale or other disposition under such plan may occur during the lock-up period or (ii) effecting transactions pursuant to an existing 10b5-1 plan that has been entered into prior to the date of the lock-up agreement.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, resulting in a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock in the open market prior to completion of the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effort that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing of Shares

Our common stock is listed on the NASDAQ Global Market under the symbol “LMNR.”

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. These underwriters may allocate a limited number of shares for sale to the online brokerage customers. An electronic prospectus may be available on the Internet Web site maintained by certain underwriters. Other than any prospectus in electronic format, the information on an underwriter’s Web site is not part of this prospectus supplement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer to the public of shares of our common stock which are the subject of this offering may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares of our common stock may be made in that Relevant Member State at any time:

•	to legal to entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or
•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State, and each person who initially acquires our common stock or to whom any offer is made in this offering will be deemed to have represented, acknowledged and agreed that it is a ‘qualified investor’ as defined in the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2010/73/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters in connection with the common stock being offered hereby will be passed upon for us by Squire Sanders (US) LLP, Cincinnati, Ohio. Attorneys at Squire Sanders (US) LLP beneficially own an aggregate of approximately 3,690 shares of common stock of the Company. Certain legal matters will be passed upon for the underwriters by Pepper Hamilton LLP.

EXPERTS

The consolidated financial statements of Limoneira Company appearing in Limoneira Company's Annual Report (Form 10-K) for the year ended October 31, 2012, and the effectiveness of Limoneira Company's internal control over financial reporting as of October 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$100,000,000

Limoneira Company

Common Stock

We may from time to time issue, in one or more offerings, up to $100,000,000 in aggregate principal amount of our common stock. This prospectus describes the general terms and the general manner in which the common stock will be offered. We will provide the specific terms of the shares of common stock in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which our common stock will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest in shares of our common stock.

We may offer shares of common stock in amounts, at prices and on terms determined at the time of offering. The shares of common stock may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares of common stock, we will name them and describe their compensation in a prospectus supplement.

Our common stock trades on the NASDAQ Global Market under the symbol LMNR. On August 11, 2011, the closing sale price of our common stock was $19.54 per share.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of common stock described in this prospectus in one or more offerings for an aggregate initial offering price of up to $100,000,000.

This prospectus provides you with a general description of the shares of common stock we may offer. Each time we sell shares of common stock under this prospectus, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page iii of this prospectus.

You should rely only on the information contained in, or incorporated by reference in, this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “Limoneira,” the “Company,” “us” and similar designations refer, collectively, to Limoneira Company, a Delaware corporation, and its consolidated subsidiaries.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.limoneira.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (Commission File No. 001-34755) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of our common stock under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2010, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2011 Annual Meeting of Stockholders filed on February 25, 2011;
•	Quarterly Reports on Form 10-Q for the quarters ended January 31, 2011 and April 30, 2011;
•	Current Reports on Form 8-K filed February 3, 2011, March 18, 2011, March 24, 2011 and May 19, 2011; and
•	The description of our common stock and rights agreement contained in our Registration Statement on Form 8-A filed on May 25, 2010, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Limoneira Company
1141 Cummings Road
Santa Paula, California 93060
Attn: Investor Relations
(Telephone: (805) 525-5541)

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “will,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:

•	changes in laws, regulations, rules, quotas, tariffs and import laws;
•	weather conditions, including freezes and rains, that affect the production, transportation, storage, import and export of fresh produce;
•	market responses to industry volume pressures;
•	increased pressure from disease, insects and other pests;
•	disruption of water supplies or changes in water allocations;
•	product and raw materials supplies and pricing;
•	energy supply and pricing;
•	changes in interest and currency exchange rates;
•	availability of financing for land development activities;
•	political changes and economic crises;
•	international conflict;
•	acts of terrorism;
•	labor disruptions, strikes or work stoppages; and
•	loss of important intellectual property rights.

In addition, this prospectus contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections. We urge you to carefully review this prospectus, particularly the section entitled “Risk Factors” of this prospectus, and any other risk factors set forth in any accompanying prospectus supplement and in any information incorporated by reference in this prospectus for a description of these risks and uncertainties as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

v

ABOUT LIMONEIRA COMPANY

Limoneira Company was incorporated in Delaware in 1990 as the successor to several businesses with operations in California since 1893. We are an agribusiness, rental operations and real estate development company founded and based in Santa Paula, California, committed to responsibly using and managing our approximately 6,850 acres of land, water resources and other assets to maximize long-term stockholder value. Our current operations consist of fruit production and marketing, real estate development and capital investment activities. Since May 27, 2010, our common stock has traded on the NASDAQ Global Market under the symbol “LMNR.”

We are one of California’s oldest citrus growers. According to Sunkist Growers, Inc., we are one of the largest growers of lemons in the United States and, according to the California Avocado Commission, the largest grower of avocados in the United States. In addition to growing lemons and avocados, we grow oranges and a variety of specialty citrus and other crops. We have agricultural plantings throughout Ventura and Tulare counties in California, which plantings consist of approximately 1,750 acres of lemons, 1,250 acres of avocados, 1,060 acres of oranges and 400 acres of specialty citrus and other crops. We also operate our own packinghouse in Santa Paula, California, where we process and pack lemons that we grow, as well as lemons grown by others.

Our water resources include water rights, usage rights to the water in aquifers under, and canals that run through, the land we own. Water for our farming operations is sourced from the existing water resources associated with our land, which includes rights to water in the adjudicated Santa Paula Basin (aquifer) and the un-adjudicated Fillmore, Santa Barbara and Paso Robles Basins (aquifers). We also use groundwater and water from local water districts in Tulare County, which is in the San Joaquin Valley.

For more than 100 years, we have been making strategic investments in California agribusiness and development real estate. We currently have six active real estate development projects in California. Our real estate developments range from apartments to single-family homes and include approximately 200 completed units and another approximately 2,000 units in various stages of planning and development.

Our principal executive offices are located at 1141 Cummings Road, Santa Paula, California 93060 and our telephone number is (805) 525-5541.

Limoneira is a registered trademark of Limoneira Company. The Limoneira logo is a registered stylized trademark of Limoneira Company.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2010 on file with the SEC, which are incorporated by reference in this prospectus and which will be updated in our quarterly reports on Form 10-Q, also incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of shares of our common stock offered under this prospectus for general corporate purposes, which may include, among other things: reducing or refinancing indebtedness; acquiring assets, businesses or securities; repurchasing stock and making capital expenditures, as well as for working capital. When specific securities are offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds that we receive from the sale of such shares of common stock. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.

DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation authorizes us to issue 19,900,000 shares of common stock, par value $0.01 per share, 50,000 shares of Series B Preferred Stock, par value $100 per share and 50,000 shares of Series A Preferred Stock, par value $0.01 per share. The following description of our capital stock is a summary and is qualified by the provisions of our certificate of incorporation and bylaws, copies of which are exhibits to this registration statement.

Common Stock

We have 19,900,000 authorized shares of common stock, par value $0.01 per share. On August 11, 2011 , there were 11,205,241 shares of our common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on any preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Our outstanding common stock is duly authorized and validly issued, fully paid and nonassessable. In the event we were to elect to sell additional shares of common stock, holders of our common stock would have no right to purchase additional shares. As a result, the common stockholders’ percentage equity interest would be diluted.

Preferred Stock

We have 100,000 authorized shares of preferred stock, par value $0.01 per share, of which 50,000 shares have been designated Series B Preferred Stock, par value $100 per share and 50,000 shares have been designated Series A Preferred Stock, par value $0.01 per share. We may issue preferred stock in one or more series and having the rights, privileges and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financing or other matters, as our board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of the series of preferred stock will be filed with the Delaware Secretary of State. The effect of this preferred stock designation power is that our board of directors alone, subject to federal securities laws, applicable blue sky laws and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of our common stock, including the loss of voting controls to others. Below is a description of each class of preferred stock outstanding as of August 11, 2011.

Series B Convertible Preferred Stock

On May 21, 1997, our board of directors designated 30,000 shares of Series B Preferred Stock as Series B Convertible Preferred Stock, par value $100.00 per share. As of August 11, 2011, there were 30,000 shares of our Series B Convertible Preferred Stock, par value $100 per share, issued and outstanding. Our Series B Convertible Preferred Stock has the following rights, preferences, privileges and restrictions:

Conversion.  Each share of our Series B Convertible Preferred Stock is convertible into common stock at a price of $8.00 per share of common stock. Shares of our Series B Convertible Preferred Stock may be converted into common stock at the option of the holder at any time.

Dividends.  Holders of our Series B Convertible Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of 8.75% of par value. Such dividends are payable quarterly on the first day of January, April, July and October in each year commencing July 1, 1997.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of our Series B Convertible Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment is made to the holders of our common stock or any other series or class of our shares ranking junior to the Series B Convertible Preferred Stock, an amount equal to $100.00 per share, plus an amount equal to all accrued and unpaid dividends.

Voting Rights.  Each share of Series B Convertible Preferred Stock is entitled to ten votes on all matters submitted to a vote of our stockholders.

Redemption.  We may, at the option of our board of directors, redeem the Series B Convertible Preferred Stock, as a whole or in part, at any time or from time to time on or after August 1, 2017 and before July 31, 2027, at a redemption price equal to $100.00 per share plus accrued and unpaid dividends.

Series A Junior Participating Preferred Stock

On October 31, 2006, our board of directors designated 20,000 shares of Series A Preferred Stock as Series A Junior Participating Preferred Stock, par value $0.01 per share. As of August 11, 2011, there were no shares of our Series A Participating Preferred Stock issued and outstanding. Our Series A Junior Preferred Stock has the following rights, preferences, privileges and restrictions:

Conversion.  Shares of Series A Junior Participating Preferred Stock are not convertible.

Dividends.  Holders of our Series A Junior Participating Preferred Stock are entitled to receive cash dividends equal to the greater of (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount of all non-cash dividends, other than a dividend payable in, and declared on, our common stock. Such dividends are payable quarterly on or before the fifteenth day of January, April, July and October in each year commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of our Series A Junior Participating Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment is made to the holders of our common stock or any other series or class of our shares ranking junior to the Series A Junior Participating Preferred Stock, an amount equal to $100.00 per share, plus an amount equal to all accrued and unpaid dividends. Following the payment in full of such liquidation preference, no additional distributions may be made to the holders of shares of Series A Junior Participating Preferred Stock unless the holders of our common stock have received an amount per share equal to a specified quotient, and, upon payment in full to the holders of our common stock of an amount equal to such quotient, holders of Series A Junior Participating Preferred Stock and our common stock are entitled to receive their ratable and proportionate share of the remaining assets to be distributed in a specified ratio.

Voting Rights.  Each share of Series A Junior Participating Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of our stockholders.

Redemption.  Shares of Series A Junior Participating Preferred Stock are not redeemable.

Anti-Takeover Effects

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ

Global Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our Company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Certificate of Incorporation and Bylaws

Various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

No Stockholder Action by Written Consent.  Our certificate of incorporation prohibits stockholder action by written consent.

Calling of Special Meetings of Stockholders.  Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, a committee of the board of directors or one or more stockholders holding shares that in the aggregate are entitled to cast ten percent of the votes at that meeting.

Classified Board of Directors.  Our certificate of incorporation divides our board of directors into three classes of directors who are elected for three-year terms. Therefore, the full board of directors is not subject to re-election at each annual meeting of our stockholders.

Limits on Ability of Stockholders to Elect and Remove Directors.  Our board of directors has the sole right to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors. In addition, directors may only be removed by the action of the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class.

Authorized But Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without the approval of holders of common stock. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Supermajority Requirement for Amendment of Bylaws.  Under our bylaws, the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class, must act to amend our bylaws by stockholder action. The board of directors also has the ability to amend the bylaws without stockholder consent.

Business Combinations and other Significant Corporate Transactions with Substantial Stockholders.  Our certificate of incorporation requires the affirmative vote of 66 2/3% of the total voting power of all outstanding securities entitled to vote generally in the election of directors to approve certain business combinations and other significant corporate transactions if a substantial stockholder (as defined in our certificate of incorporation) or an affiliate of a substantial stockholder (as defined in our certificate of incorporation) is a party to the transaction. Two-thirds of the board of directors may, in all such cases, determine not to require such 66 2/3% affirmative vote.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors.  For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice. To be timely, the stockholder’s notice must be received at our principal executive offices not earlier than the November 15 immediately preceding the annual meeting nor later than the close of business on the ninetieth (90th) day immediately preceding the scheduled date of the annual meeting. The notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (b) such person's written consent, and (c) such other information as we may reasonably require to determine the eligibility to serve as a director, including information relevant to a determination whether such proposed nominee can be considered an independent director, (ii) as to each other matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought and the reasons for conducting such business at the annual meeting and (b) any material interest of the stockholder in such business, and (iii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class, series and number of shares of stock which are beneficially owned by the stockholder. This is the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in our notice of meeting) before an annual meeting of stockholders.

Rights Agreement

On December 20, 2006, our board of directors adopted a stockholder rights plan and entered into a rights agreement with The Bank of New York, as rights agent. The purpose of the stockholder rights plan is to enhance the ability of our board of directors to protect our stockholders’ interests by encouraging potential acquirers to negotiate with our board of directors prior to attempting a takeover bid and to provide our board of directors with adequate time to consider any and all alternatives to such a bid. The rights plan may discourage, delay or prevent a change in control of the Company. It will not interfere with any merger or other business combination approved by our board of directors.

Under the stockholder rights plan, each outstanding share of our common stock has a purchase right, which we refer to as rights. The holder of a right does not have the powers and privileges of a stockholder with respect to the right. The rights trade with our common stock and become exercisable only under the circumstances described below.

In general, the rights will become exercisable when the first of the following events happens:

•	ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of our outstanding shares of common stock; or
•	ten business days, or a later date if determined by our board of directors, after the beginning of, or an announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of our outstanding shares of common stock.

If the rights become exercisable, the holder of a right will be able to purchase one one-thousandth of a Series A Junior Participating Preferred Share at an exercise price of $1,200.00 per one one-thousandth of a preferred share, subject to adjustment to prevent dilution.

Once a person or group acquires 20% or more of our outstanding shares of common stock, all holders of rights except that person or group may, upon payment of the exercise price and in lieu of acquiring preferred shares, purchase, with respect to each right, a number of shares of common stock having a market value equal to two times the $1,200.00 exercise price. In other words, each right will entitle the holder of the right to acquire shares of common stock at a 50% discount to the then prevailing market price of our shares of common stock.

In addition, if at any time following the public announcement that a person or group has acquired beneficial ownership of 20% or more of our outstanding shares of common stock:

•	we enter into a merger or other business combination transaction in which we are not the surviving entity;
•	we enter into a merger or other business combination transaction in which we are the surviving entity, but all or part of our shares of common stock are exchanged for securities of another entity, cash or other property; or
•	we sell or otherwise transfer 50% or more of our assets, cash flow or earning power;

then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, shares of common stock of the acquiring company equal to two times the $1,200.00 exercise price of the right, effectively a 50% discount to the market price of such shares.

At any time after a person or group has acquired beneficial ownership of 20% or more of our outstanding shares of common stock and prior to such person or group acquiring 50% or more of our outstanding shares of common stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for our shares of common stock at an exchange ratio of one share of common stock for each right.

We may redeem all, but not less than all, of the rights at a price of $.01 per right at any time before the earlier of:

•	the close of business on the tenth day following the time at which any person or group has acquired beneficial ownership of 20% or more of our outstanding shares of common stock; or
•	the expiration date of the rights agreement.

The rights will expire at the close of business on December 19, 2016, unless we redeem or exchange them before that date.

The above description of our rights plan is not intended to be a complete description. For a full description of the rights plan, you should read the rights agreement. A copy of the rights agreement is included as an exhibit to our registration statement on Form 10.

Directors’ Liability

Our certificate of incorporation provides that a member of the board of directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duties to us or our stockholders as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or
•	for transactions where the director derived any improper personal benefit.

Our certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

Our bylaws provide that we shall, to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), indemnify our directors; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors. We shall indemnify any director or other person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was initiated or authorized by the board of directors.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is BNY Mellon Shareowner Services.

PLAN OF DISTRIBUTION

We may sell the shares of common stock being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;
•	to underwriters for resale to the public or to investors;
•	directly to investors; or
•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of a particular offering of shares of common stock, including:

•	the name or names of any agents or underwriters;
•	the purchase price of the securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional shares of common stock from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges or markets on which such shares of common stock may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of shares of our common stock for the period of their appointment or to sell such shares of common stock on a continuing basis.

Underwriters

If we use underwriters for a sale of shares of common stock, the underwriters will acquire the common stock for their own account. The underwriters may resell the shares of common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement and the underwriters will be obligated to purchase all such shares if any are purchased. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter. Only underwriters we name in the prospectus supplement are underwriters of the shares of common stock offered by the prospectus supplement.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Our common stock is listed on the NASDAQ Global Market. We cannot give any assurance as to the liquidity of the trading market for shares of our common stock.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the securities on the NASDAQ Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the shares of common stock in respect of which this prospectus is being delivered will be passed upon by Squire, Sanders & Dempsey (US) LLP, Cincinnati, Ohio. Attorneys at Squire, Sanders & Dempsey (US) LLP beneficially own 3,690 shares of our common stock.

EXPERTS

The consolidated financial statements of Limoneira Company appearing in Limoneira Company’s Annual Report (Form 10-K) for the year ended October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

1,800,000 Shares

Limoneira Company

Common Stock

Prospectus Supplement

Janney Montgomery Scott

Roth Capital Partners

Feltl and Company

February   , 2013